UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

ARDMORE SHIPPING CORPORATION

(Name of Issuer)

Common Shares, par value $0.01 per share

(Title of Class of Securities)

Y0207T100

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. Y0207T100	Page 2 of 30

1.	Name of reporting persons: GSO Special Situations Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 3 of 30

1.	Name of reporting persons: GSO Special Situations Overseas Master Fund Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): CO

13G

CUSIP No. Y0207T100	Page 4 of 30

1.	Name of reporting persons: GSO Special Situations Overseas Fund Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): CO

13G

CUSIP No. Y0207T100	Page 5 of 30

1.	Name of reporting persons: GSO Special Situations Master Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 6 of 30

1.	Name of reporting persons: GSO Palmetto Opportunistic Investment Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 7 of 30

1.	Name of reporting persons: GSO Palmetto Opportunistic Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. Y0207T100	Page 8 of 30

1.	Name of reporting persons: GSO Holdings I L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. Y0207T100	Page 9 of 30

1.	Name of reporting persons: GSO Cactus Credit Opportunities Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 10 of 30

1.	Name of reporting persons: GSO Coastline Credit Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 11 of 30

1.	Name of reporting persons: GSO CAPITAL PARTNERS LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 12 of 30

1.	Name of reporting persons: GSO ADVISOR HOLDINGS L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. Y0207T100	Page 13 of 30

1.	Name of reporting persons: BLACKSTONE HOLDINGS I L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 14 of 30

1.	Name of reporting persons: BLACKSTONE HOLDINGS II L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 15 of 30

1.	Name of reporting persons: BLACKSTONE HOLDINGS I/II GP INC.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): CO

13G

CUSIP No. Y0207T100	Page 16 of 30

1.	Name of reporting persons: THE BLACKSTONE GROUP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 17 of 30

1.	Name of reporting persons: BLACKSTONE GROUP MANAGEMENT L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. Y0207T100	Page 18 of 30

1.	Name of reporting persons: STEPHEN A. SCHWARZMAN
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. Y0207T100	Page 19 of 30

1.	Name of reporting persons: BENNETT J. GOODMAN
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. Y0207T100	Page 20 of 30

1.	Name of reporting persons: J. ALBERT SMITH III
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. Y0207T100	Page 21 of 30

1.	Name of reporting persons: DOUGLAS I. OSTROVER
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): IN

Item 1. (a).	Name of Issuer

Ardmore Shipping Corporation (the “Company”)

(b).	Address of Issuer’s Principal Executive Offices:

69 Pitts Bay Road
Hamilton HM08
Bermuda
+353 21 240 9500

Item 2(a). Name of Person Filing

Item 2(b). Address of Principal Business Office

Item 2(c). Citizenship

(i)	GSO Special Situations Fund LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(ii)	GSO Special Situations Overseas Master Fund Ltd.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(iii)	GSO Special Situations Overseas Fund Ltd.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(iv)	GSO Special Situations Master Fund LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(v)	GSO Palmetto Opportunistic Investment Partners LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(vi)	GSO Cactus Credit Opportunities Fund LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(vii)	GSO Coastline Credit Partners LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(viii)	GSO Palmetto Opportunistic Associates LLC
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(ix)	GSO Holdings I L.L.C.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(x)	GSO Capital Partners LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xi)	GSO Advisor Holdings L.L.C.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xii)	Blackstone Holdings I L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiii)	Blackstone Holdings II L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiv)	Blackstone Holdings I/II GP Inc.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xv)	The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xvi)	Blackstone Group Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xvii)	Stephen A. Schwarzman
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: United States

(xviii)	Bennett J. Goodman
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: United States

(xix)	J. Albert Smith III
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: United States

(xx)	Douglas I. Ostrover
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

Item 2(d).	Title of Class of Securities:

Common Shares, par value $0.01 per share (the “Common Stock”)

Item 2(e).	CUSIP Number: Y0207T100

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

None of the Reporting Persons beneficially own any shares of Common Stock.

(b)	Percent of class:

See Item 11 of each cover page.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2016

GSO SPECIAL SITUATIONS FUND LP
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS OVERSEAS MASTER FUND LTD.
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS OVERSEAS FUND LTD.
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS MASTER FUND LP
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO CACTUS CREDIT OPPORTUNITIES FUND LP
By: GSO Capital Partners LP, its investment manager

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO COASTLINE CREDIT PARTNERS LP
By: GSO Capital Partners LP, its investment manager

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

[Ardmore Shipping Corporation Schedule 13G/A]

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP
By: GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO PALMETTO OPPORTUNISTIC ASSOCIATES LLC

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO HOLDINGS I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO CAPITAL PARTNERS LP

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

[Ardmore Shipping Corporation Schedule 13G/A]

GSO ADVISOR HOLDINGS L.L.C.
By: Blackstone Holdings I L.P., its sole member
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I L.P.
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS II L.P.
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

[Ardmore Shipping Corporation Schedule 13G/A]

BENNETT J. GOODMAN

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Attorney-in-fact

J. ALBERT SMITH III

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Attorney-in-fact

DOUGLAS I. OSTROVER

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Attorney-in-fact

[Ardmore Shipping Corporation Schedule 13G/A]